EXHIBIT 99.1

NEWS RELEASE
9:15 AM ET
June 18,2009


           AEHI opening office in China for funding and joint ventures

Boise,  Idaho, June 18, 2009 - Alternate Energy Holdings,  Inc. (OTC:  AEHI.PK):
AEHI will open an office in the Chaoyang District, central business district, of Beijing in July to facilitate institutional investors for AEHI projects and joint ventures with Asian companies for nuclear plant components and other energy-related projects with US companies. Nancy Shi will be President of AEHI China reporting to AEHI Chairman and CEO, Don Gillispie, in the US. Ms. Shi has over 20 years experience in the financial industry including past assistant professor, School of Economics and Management, Tsinghua University and co-founder Shenzhen Mission Investment and Development Co., Ltd (China). Don Gillispie commented, "We are pleased to have someone with her background heading our China office. Her experience in China and the US in the financial industry gives her the skills and international contacts to be successful at facilitating joint enterprises."

AEHI is proposing an advanced nuclear reactor in Hammett, Idaho and a project to desalinate sea water into potable water for the southwestern US. Also, the company has proposed an advanced nuclear reactor site plus joint venture on solar at the Colorado Energy Park near Pueblo, CO. Further, the company is in early discussions regarding supplying a reactor to help remove oil from tar sands in Alberta, Canada. Another AEHI holding is Energy Neutral, Inc. which uses technology and renewables to virtually eliminate energy bills for homes, businesses and farms, and is beginning to do business in Arizona, Colorado and Idaho.

About Alternate Energy Holdings, Inc. (www.alternateenergyholdings.com)

Alternate Energy Holdings develops and markets innovative clean energy sources. Current projects include the Idaho Energy Complex (an advanced nuclear plant and bio-fuel generation facility), Energy Neutral which removes energy demands from homes and businesses (www.energyneutralinc.com), Colorado Energy Park (nuclear and solar generating plants) and International Reactors, Inc., which assists developing countries with nuclear reactors for power generation, production of potable water and other suitable applications.

This press release may contain certain forward-looking statements within the meaning of Sections 27A & 21E of the amended Securities and Exchange Acts of 1933-34, which are intended to be covered by the safe harbors created thereby. Although AEHI believes that the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that these statements included in this press release will prove accurate.


US Investor Relations:

208-939-9311

invest@aehipower.com